 Ex. 99.28(p)(8)

CODE OF ETHICS

CAUSEWAY CAPITAL MANAGEMENT TRUST

and

CAUSEWAY CAPITAL MANAGEMENT LLC

I. INTRODUCTION

A.       Standards of Conduct. This Code of Ethics has been adopted by the Trust and the Adviser in compliance with Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act. Capitalized terms used in this Code are defined in Appendix 1 to this Code. All Appendixes referred to herein are attached to and are a part of this Code.

This Code is based on the principles that the trustees, managers, officers, and employees of the Trust and the Adviser have a fiduciary duty to the Trust and that the board of managers, officers, and employees of the Adviser or its parent holding company also have a fiduciary duty to the Adviser’s other clients. Fiduciaries owe their clients duties of loyalty, honesty, good faith and fair dealing. As fiduciaries, Covered Persons must at all times:

1.      Place the interests of the Funds and Private Accounts first. Covered Persons must scrupulously avoid serving their own personal interests ahead of the interests of the Funds and Private Accounts. Covered Persons may not induce or cause a Fund or Private Account to take action, or not to take action, for personal benefit, rather than for the benefit of the Fund or Private Account. For example, a Covered Person would violate this Code by causing a Fund or Private Account to purchase a Security he or she owned for the purpose of increasing the price of that Security or by Market Timing Funds or Private Accounts.

2.      Avoid taking inappropriate advantage of their positions. Covered Persons may not, for example, use their knowledge of portfolio transactions to profit by the market effect of such transactions. Receipt of investment opportunities, perquisites, or gifts from persons seeking business with the Trust or the Adviser could call into question the exercise of a Covered Person’s independent judgment.

3.       Conduct all personal Securities Transactions in full compliance with this Code including the reporting requirements. All personal Securities Transactions must be conducted consistent with this Code and in such a manner as to avoid actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility. Doubtful situations should be brought to the attention of the Compliance Officer (or a designee) and resolved in favor of the Funds and Private Accounts.

4.       Comply with all applicable federal securities laws. Covered Persons must comply with all applicable federal securities laws. It is prohibited for a Covered Person, in connection with the purchase or sale, directly or indirectly, by the person of a Security held or to be acquired by a Fund or Private Account:

(i)	To employ any device, scheme or artifice to defraud a Fund or Private Account;

(ii)	To make any untrue statement of a material fact to a Fund or Private Account or omit to state a material fact necessary in order to make the statements made to a Fund or Private Account, in light of the circumstances under which they are made, not misleading;

(iii)	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on a Fund or Private Account; or

(iv)	To engage in any manipulative practice with respect to a Fund or Private Account.

This Code does not attempt to identify all possible conflicts of interest, and literal compliance with each of its specific provisions will not act as a shield from liability for personal trading or other conduct that violates a fiduciary duty to Fund shareholders or Private Account clients. Access Persons and Investment Personnel should bring to the attention of the Compliance Officer (or a designee) any known circumstances or situations that may create an actual, potential or perceived conflict of interest.

Violations of the Code must be reported promptly to the Compliance Officer. Failure to comply with the Code may result in sanctions, including termination of employment.

B.       Appendixes to the Code. The Appendixes to this Code are attached to and are a part of the Code. The Appendixes include the following:

1.	Definitions (Appendix 1),

2.	Contact Persons (Appendix 2),

3.	Certification of Compliance with Code of Ethics (Appendix 3 and 3-I),

a)	Personal Securities Holdings and Accounts Disclosure Form (Appendix 3-A)

4.	Form Letter to Broker, Dealer or Bank (Appendix 4).

5.	Report of Securities Transactions (Appendix 5)

6.	Initial Public Offering / Private Placement Clearance Form (Appendix 6)

C.       Application of the Code to Independent Fund Trustees. The following provisions do not apply to Independent Fund Trustees and their Immediate Families.

1.	Personal Securities Transactions (Section II)

2.	Initial, Quarterly and Annual Holdings Reporting Requirements (Section III.A)

II. PERSONAL SECURITIES TRANSACTIONS

A.       Prohibited Transactions.

1. Prohibited Securities Transactions. The following Securities Transactions are prohibited and will not be authorized by the Compliance Officer (or a designee) absent exceptional circumstances. The prohibitions apply only to the categories of persons specified.

a. Pending Buy or Sell Orders (Investment Personnel and Access Persons). Any purchase or sale of Securities (except Funds) by Investment Personnel or Access Persons on any day during which any Fund or Private Account has a pending “buy” or “sell” order in the same Security (or Equivalent Security) until that order is executed or withdrawn. This prohibition applies whether the Securities Transaction is in the same direction (e.g., two purchases) or the opposite direction (a purchase and sale) as the transaction of the Fund or Private Account. See exemption in Section II.B.2.

b. Seven-Day Blackout (Investment Personnel and Access Persons). Purchases or sales of Securities (except Funds and registered open-end investment companies that are not ETFs) by Investment Personnel or Access Persons within seven calendar days before and after a purchase or sale of the same Securities (or Equivalent Securities) by any Fund or Private Account. For example, if a Fund or Private Account trades a Security on day one, day eight is the first day any Investment Personnel or Access Persons may trade that Security (or Equivalent Security) for an account in which he or she has a beneficial interest. This prohibition applies whether the Securities Transaction is in the same direction or the opposite direction as the transaction of the Fund or Private Account. This prohibition also does not apply where a personal trade follows or precedes a Fund or Private Account trade to purchase or sell a basket of securities to invest cash or raise cash (e.g., program trades or cash equitization trades). Investment Personnel and Access Persons may not cause a Fund or Private Account to refrain from trading in order to avoid the application of this prohibition. See exemption in Section II.B.2.

c. Intention to Buy or Sell for a Fund or Private Account (Investment Personnel and Access Persons). Purchases or sales of Securities (except Funds) by an Access Person or Investment Person at a time when that Access Person or Investment Person intends, or knows of another’s intention, to purchase or sell that Security (or an Equivalent Security) on behalf of a Fund or Private Account. This prohibition also applies whether the Securities Transaction is in the same direction or the opposite direction as the transaction of the Fund or Private Account. This prohibition does not apply with respect to Fund or Private Account trades to purchase or sell a basket of securities to invest cash or raise cash (e.g., program trades or cash equitization trades).

d. Sixty Day Short-Term Trading Profit Restriction (Investment Personnel and Access Persons). Investment Personnel are prohibited from profiting from any purchase and sale, or sale and purchase, of a Security or Equivalent Security within sixty calendar days. All Access Persons are prohibited from profiting from any purchase and sale, or sale and purchase, of a Fund or Private Account within sixty calendar days.

e. Restricted List (Investment Personnel and Access Persons). Investment Personnel and Access Persons are prohibited from purchases or sales of Securities on the Adviser’s Restricted List, if any.

f. Holdings Restriction (Investment Personnel and Access Persons). Investment Personnel and Access Persons are prohibited from purchasing Securities or Equivalent Securities (except Funds and ETFs) currently held or sold short by any Fund or Private Account.

g. Excessive Trading (Investment Personnel and Access Persons). Excessive trading is strongly discouraged. Excessive trading means trading with a frequency that potentially imposes an administrative burden on the Compliance department, interferes with regular job duties, or adversely affects clients, as determined by the Compliance Officer in his or her discretion. In general, any Access Person requesting preclearance for more than 10 Securities Transactions in a month should expect additional scrutiny regarding his or her trades. The Compliance Officer or a designee monitors trading activity, and may report such activity to Adviser management and/or limit the number of Securities Transactions by an Access Person during a given period. Notwithstanding the foregoing, this rule does not apply to Securities Transactions in an account that is managed by a broker or adviser with discretionary authority over the account.

2. Always Prohibited Securities Transactions. The following Securities Transactions for Funds or Private Accounts are prohibited for all Access Persons and Investment Persons and will not be authorized under any circumstances.

a. Inside Information. Any transaction in a Security while in possession of material nonpublic information regarding the Security or the issuer of the Security. For more detailed information, see the Adviser’s Insider Trading Policy in its Compliance Policies and Procedures.

b. Market Manipulation. Transactions intended to raise, lower, or maintain the price of any Security or to create a false appearance of active trading.

c. Others. Any other transactions deemed by the Compliance Officer (or a designee) to involve a conflict of interest, possible diversions of a corporate opportunity, an appearance of impropriety, or an administrative burden, or determined by the Compliance Officer (or designee) in his or her discretion to be prohibited for any other reason. For example, Access Persons and Investment Personnel should not execute Securities Transactions for their own account with the same individual employee at a broker-dealer firm that Causeway uses for trading for Funds and Private Accounts.

3. Initial Public Offerings (Investment Personnel and Access Persons). Any purchase of Securities by Investment Personnel or Access Persons in an initial public offering (other than a new offering of a registered open-end investment company) or purchase of cryptocurrency tokens or Initial Coin Offerings (which may be analogous to IPOs) is only permitted if the Compliance Officer grants permission in advance after considering, among other facts, whether the investment opportunity should be reserved for a Fund or Private Account and whether the opportunity is being offered to the person by virtue of the person’s position as an Investment Person or Access Person. If authorized, the Compliance Officer will maintain a record of the reasons for such authorization (see Appendix 6).

4. Private Placements (Investment Personnel and Access Persons). Acquisition of Beneficial Interests in Securities in a Private Placement by Investment Personnel or Access Persons is only permitted if the Compliance Officer (or a designee) grants permission in advance after considering, among other facts, whether the investment opportunity should be reserved for a Fund or Private Account and whether the opportunity is being offered to the person by virtue of the person’s position as an Investment Person or Access Person. If a Private Placement transaction is permitted, the Compliance Officer will maintain a record of the reasons for such approval (see Appendix 6). Investment Personnel who have acquired securities in a Private Placement are required to disclose that investment to the Compliance Officer when they play a part in any subsequent consideration of an investment in the issuer by a Fund or Private Account, and the decision to purchase securities of the issuer by a Fund or Private Account must be independently authorized by a Portfolio Manager with no personal interest in the issuer.

B.       Exemptions.

1. The following Securities Transactions are exempt from the restrictions set forth in Section II.A.

a. Mutual Funds/CITs. Securities issued by any registered open-end investment companies or collective investment trusts (excluding Funds, mutual fund clients and collective investment trusts for which the Adviser serves as investment adviser or subadviser and ETFs);

b. No Knowledge. Securities Transactions where neither the Access Person nor Investment Person nor an Immediate Family member knows of the transaction before it is completed (for example, Securities Transactions effected for an Access Person or Investment Person by a trustee of a blind trust or by an automated or “robo” adviser without Access Person or Investment Person input or approval, or discretionary trades involving an investment partnership or investment club in which the Access Person or Investment Person is neither consulted nor advised of the trade before it is executed);

c. Certain Corporate Actions. Any acquisition of Securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of Securities;

d. Rights. Any acquisition of Securities through the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent the rights were acquired in the issue;

e. Charities and Inheritances. Any disposition of Securities (or Equivalent Securities) donated or transferred to charitable or similar organizations, or any acquisition of Securities (or Equivalent Securities) through inheritance or similar estate transfer processes. This exception does not apply to a donation where the Access Person or Investment Person knows that the recipient will immediately sell the Securities (or Equivalent Securities).

f. Miscellaneous. Any transaction in the following: (1) bankers’ acceptances, (2) bank certificates of deposit, (3) commercial paper, (4) high quality short-term debt, including repurchase agreements, (5) Securities that are direct obligations of the U.S. Government, (6) municipal bonds, and (7) other Securities as may from time to time be designated in writing by the Compliance Officer on the grounds that the risk of abuse is minimal or non-existent.

2. Personal Transactions in Securities that also are being purchased, sold or held by a Fund or Private Account are exempt from the prohibitions of Sections II.A.1. a and b if the Investment Person or Access Person does not, in connection with his or her regular functions or duties, make, participate in, or obtain information regarding the purchase or sale of Securities by that Fund or Private Account.

3. Application to Commodities, Futures, Options on Futures and Options on Broad-Based Indexes. Commodities, futures (including currency futures and futures on securities comprising part of a broad-based, publicly traded market based index of stocks, but not including futures on single securities) and options on futures and options on broad-based indexes are not subject to the prohibited transaction provisions of Section II.A., but are subject to the Code’s transaction reporting requirements.

4. Application to Currencies and Cryptocurrencies. Currencies, such as US Dollars or euros, are not Securities and are not subject to the Code. Similarly, cryptocurrencies, such as Bitcoin, which are a virtual or digital representation of value, are not Securities and are not subject to the Code. However, purchases of cryptocurrency tokens and ICOs are subject to preclearance, and, depending on the instrument, derivatives on tokens are subject to preclearance.

III. REPORTING AND PRECLEARANCE REQUIREMENTS

A.       Reporting and Preclearance Requirements for Access Persons and Investment Personnel

1. Preclearance Procedures. Access Persons and Investment Persons must obtain approval from the Compliance Officer prior to entering into any Securities Transactions (including IPOs and Private Placements) or purchases or sales of cryptocurrency tokens or ICOs (which are subject to the same procedures as Securities Transactions below), except that preclearance is not required for the exempt Securities Transactions set forth in Section II.B or for Securities Transactions in Funds or federal Thrift Savings Plan funds. An Access Person’s or Investment Person’s first failure to preclear a Securities Transaction within a five year period will not be considered a violation and will receive a warning, unless the Securities Transaction involves a violation of the prohibitions of Section II.A. Access Persons and Investment Persons may preclear Securities Transactions only where they have a present intent to transact in the Security.

To preclear a Securities Transaction, an Access Person or Investment Person shall communicate his or her request to the Compliance Officer, either through the automated preclearance system or a manual process, and provide the following information:

a)	Issuer name;

b)	Type of security (stock, bond, note, etc.); and

c)	Nature of transaction (purchase or sale).

Approval of a Securities Transaction, once given, is effective only for two business days or until the employee discovers that the information provided at the time the transaction was approved is no longer accurate, whichever is shorter.

2. Initial Holdings and Accounts Report. Every Access Person and Investment Person must submit within 10 calendar days of becoming an Access Person or Investment Person an Initial Holdings and Accounts Report (see Appendix 3-A) to the Compliance Officer listing all Securities accounts and Securities that he or she holds in such accounts in which that Access Person or Investment Person (or Immediate Family member) has a Beneficial Interest. The information in the Initial Holdings and Accounts Report must be current as of a date not more than 45 calendar days prior to the date the person becomes an Access Person or Investment Person.

3. Quarterly Reporting Requirements. Every Access Person and Investment Person (and Immediate Family member) must arrange for the Compliance Officer or a designee to receive directly from any broker, dealer, or bank that effects any Securities Transaction, duplicate copies of each confirmation for each such transaction and periodic statements for each brokerage account in which such Access Person or Investment Person (and Immediate Family member) has a Beneficial Interest. Attached hereto as Appendix 4 is a form of letter that may be used to request such documents from such entities. All copies must be received no later than 30 calendar days after the end of the calendar quarter. Each confirmation or statement must disclose the following information:

a)	the date of the transaction;

b)	the title (and exchange ticker symbol or CUSIP number, interest rate and maturity date, as applicable);

c)	the number of shares and principal amount;

d)	the nature of the transaction (e.g., purchase or sale);

e)	the price of the Security; and

f)	the name of the broker, dealer or bank through which the trade was effected.

If an Access Person or Investment Person (or Immediate Family member) is not able to arrange for duplicate confirmations and periodic statements to be sent that contain the information required above, or if a transaction is consummated without an intermediary, he or she must submit a quarterly transaction report (see Appendix 5) within 30 calendar days after the completion of each calendar quarter to the Compliance Officer or a designee.

4.       Every Access Person or Investment Person who establishes a Securities account during the quarter in which that Access Person or Investment Person (or Immediate Family member) has a Beneficial Interest must submit an Account Report (see Appendix 5) to the Compliance Officer or a designee. This report must be submitted to the Compliance Officer or a designee within 30 calendar days after the completion of each calendar quarter.

5.       Annual Holdings and Accounts Report. Every Access Person and Investment Person must annually submit an Annual Holdings and Accounts Report (see Appendix 3-A) listing all Securities accounts and Securities in which that Access Person or Investment Person (or Immediate Family member) has a Beneficial Interest. The information in the Annual Holdings Report must be current as of a date no more than 45 calendar days before the report is submitted.

6.       An Access Person or Investment Person is not required to report Securities accounts that may only hold open-end mutual funds (except ETFs) or collective investment trusts; however, an Access Person or Investment Person is required to report Securities accounts that are permitted to hold other Securities or ETFs even if the Securities account does not currently hold other Securities or ETFs.

B. Reporting Requirements for Independent Fund Trustees

Each Independent Fund Trustee (and his or her Immediate Family) must report to the Compliance Officer or a designee any trade in a Security by any account in which the Independent Fund Trustee has any Beneficial Interest if the Independent Fund Trustee knew or, in the ordinary course of fulfilling his or her duty as a Trustee of the Trust, should have known that during the 15-calendar day period immediately preceding or after the date of the transaction in a Security by the Trustee such Security (or an Equivalent Security) was or would be purchased or sold by a Fund or such purchase or sale by a Fund was or would be considered by the Fund, except with respect to purchases or sales of a basket of securities to invest cash or raise cash (e.g., program trades or cash equitization trades). Independent Fund Trustees who need to report such transactions should refer to the procedures outlined in Section III.A.2.

C.       Exemptions, Disclaimers and Availability of Reports

1. Exemptions.

(a) A Securities Transaction involving the following circumstances or Securities is exempt from the reporting requirements discussed above: (1) neither the Access Person or Investment Person nor an Immediate Family member had any direct or indirect influence or control over the transaction; (2) Securities directly issued by the U.S. Government; (3) bankers’ acceptances; (4) bank certificates of deposit; (5) commercial paper; (6) high quality short-term debt instruments, including repurchase agreements; and (7) shares issued by open-end mutual funds or collective investment trusts (excluding Funds, mutual fund and collective investment trust clients for which the Adviser serves as investment adviser or subadviser and ETFs).

(b) An Access Person or Investment Person shall not be required to make a transaction report under Section III.A. to the extent that information in the report would duplicate information recorded by the Adviser pursuant to Rule 204-2(a)(13) of the Advisers Act.

(c) With respect to transactions effected pursuant to an Automatic Investment Plan, Access Persons and Investment Persons need not make quarterly transaction reports under Section III.A.

2. Disclaimers. Any report of a Securities Transaction for the benefit of a person other than the individual in whose account the transaction is placed may contain a statement that the report should not be construed as an admission by the person making the report that he or she has any direct or indirect beneficial ownership in the Security to which the report relates.

3. Availability of Reports. All information supplied pursuant to this Code may be made available for inspection to the Board of Trustees of the Trust, the management of the Adviser, the Compliance Officer, any party to which any investigation is referred by any of the foregoing, the SEC, any self-regulatory organization of which the Adviser is a member, any state securities commission or regulator, and any attorney or agent of the foregoing or of the Trust. Information supplied pursuant to this Code may also be maintained by a third-party vendor engaged by the Adviser to facilitate administration of the Code, provided the vendor has agreed to maintain the confidentiality of such information.

IV. FIDUCIARY DUTIES

A.       Confidentiality. Covered Persons are prohibited from revealing information relating to the investment intentions or activities of the Funds or Private Accounts except to persons whose responsibilities require knowledge of the information.

B.       Corporate Opportunities. Access Persons and Investment Persons may not take personal advantage of any opportunity properly belonging to the Funds or Private Accounts. This includes, but is not limited to, acquiring Securities for one’s own account that would otherwise be acquired for a Fund or Private Account.

C.       Undue Influence. Covered Persons may not cause or attempt to cause any Fund or Private Account to purchase, sell or hold any Security in a manner calculated to create any personal benefit to the Covered Person. If a Covered Person (or Immediate Family member) stands to benefit materially from an investment decision for a Fund or Private Account which the Covered Person is recommending or participating in, the Covered Person must disclose to those persons with authority to make investment decisions for the Fund or Private Account (or, if the Covered Person in question is a person with authority to make investment decisions for the Fund or Private Account, to the Compliance Officer) any Beneficial Interest that the Covered Person (or Immediate Family member) has in that Security or an Equivalent Security, or in the issuer thereof, where the decision could create a material benefit to the Covered Person (or Immediate Family member) or the appearance of impropriety. The person to whom the Covered Person reports the interest, in consultation with the Compliance Officer, must determine whether or not the Covered Person will be restricted in making investment decisions.

V. COMPLIANCE WITH THIS CODE OF ETHICS

A.       Compliance Officer Review

1. Monitoring of Personal Securities Transactions. The Compliance Officer or a designee will review personal Securities Transactions and holdings reports made pursuant to Section III.

2. Investigating Violations of the Code. The Compliance Officer will investigate any suspected violation of the Code and report the results of each investigation to the Chief Operating Officer of the Adviser. The Chief Operating Officer together with the Compliance Officer will review the results of any investigation of any reported or suspected violation of the Code.

3. Annual Reports. At least annually, the Compliance Officer must furnish to the Trust’s Board of Trustees, and the Board of Trustees must consider, a written report that (1) describes any issues arising under this Code or procedures since the last report to the Board of Trustees, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations, and (2) certifies that the Fund and the Adviser have adopted procedures reasonably necessary to prevent Covered Persons from violating the Code.

B.       Remedies

1. Sanctions. If the Compliance Officer and the Chief Operating Officer of the Adviser determine that a Covered Person has committed a violation of the Code following a report of the Compliance Officer, the Compliance Officer and the Chief Operating Officer of the Adviser may impose sanctions and take other actions as they deem appropriate, including a letter of caution, suspension of personal trading rights, suspension of employment (with or without compensation), fine, civil referral to the SEC, criminal referral, and termination of the employment of the violator for cause. Absent exceptional circumstances, an Access Person’s first violation of the Code within a five year period would result in a 30- calendar day suspension of personal trading privileges, a second violation within a five year period would result in a 90- calendar day suspension of personal trading privileges, and a third violation within a five year period would result in a 2-year suspension of trading privileges. For these purposes, violations would be measured from the date the violation occurred and include, for accumulation purposes, past violations. A suspension of trading privileges would generally entail a prohibition from purchasing Securities, but would not prohibit purchases of registered open-end investment companies or collective investment trusts and would not prohibit sales of Securities or purchases of Securities to cover short positions.

The Compliance Officer and the Chief Operating Officer of the Adviser also may require the Covered Person to reverse the trade(s) in question and forfeit any profit or absorb any loss derived therefrom. The amount of profit shall be calculated by the Compliance Officer and the Chief Operating Officer of the Adviser. Such profit and any other monetary fine imposed hereunder shall be paid by the Covered Person to the Adviser and forwarded by the Adviser to a charitable organization selected by the Compliance Officer and the Chief Operating Officer of the Adviser. The Compliance Officer and the Chief Operating Officer of the Adviser may not review his or her own transaction.

2. Sole Authority. The Compliance Officer and the Chief Operating Officer of the Adviser have sole authority, subject to the review set forth in Section V.B.1 above, to determine the remedy for any violation of the Code, including appropriate disposition of any monies forfeited pursuant to this provision. Failure to promptly abide by a directive to reverse a trade or forfeit profits may result in the imposition of additional sanctions.

C.       Exceptions to the Code. Exceptions to the Code will rarely, if ever, be granted. The Compliance Officer may grant exceptions to the requirements of the Code on a case by case basis if the Compliance Officer finds that the proposed conduct involves negligible opportunity for abuse, or upon a showing by the employee that he or she would suffer extreme financial hardship should an exception not be granted. Should the subject of the exception request involve a Securities Transaction, a change in the employee’s investment objectives, tax strategies, or special new investment opportunities would not constitute acceptable reasons for an exception. Any exceptions granted must be in writing.

D.       Compliance Certification. The Adviser shall provide each Covered Person with a copy of the Code of Ethics and any amendments. Each Access Person and Investment Person shall certify that he or she has received, read and understands the Code and any amendments by executing the Certification of Compliance with the Code of Ethics form (see Appendix 3). In addition, on an annual basis, all Access Persons and Investment Persons will be required to re-certify on such form (see Appendix 3) that they have read and understand the Code and any amendments, that they have complied with the requirements of the Code, and that they have reported all Securities Transactions required to be disclosed or reported pursuant to the requirements of the Code. Independent Fund Trustees and members of the board of managers of the Adviser’s parent holding company should complete Appendix 3-I only.

E.       Inquiries Regarding the Code. The Compliance Officer will answer any questions about the Code or any other compliance-related matters.

DATED: April 25, 2005

REVISED: November 1, 2005; January 30, 2006; January 28, 2008; February 1, 2010; August 2, 2010; August 10, 2010; July 1, 2013; June 30, 2015; June 30, 2016; December 29, 2017; June 29, 2018; June 3, 2019; June 30, 2020; October 1, 2020; June 30, 2021; June 30, 2022; December 30, 2022

Appendix 1

DEFINITIONS

“1940 Act” means the Investment Company Act of 1940, as amended.

“Access Person” means any officer, general partner or Advisory Person of the Trust, the Adviser, or Causeway (Shanghai) Information Consulting Co., Ltd.; provided, that the employees of SEI Investments Global Funds Services and its affiliates (collectively, “SEI”) shall not be deemed to be “Access Persons” as their trading activity is covered by the Code of Ethics adopted by SEI in compliance with Rule 17j-1 under the 1940 Act. Unless otherwise determined by the Compliance Officer in writing, Independent Fund Trustees and members of the board of managers of the Adviser’s parent holding company who are not Advisory Persons are deemed not to be Access Persons under this Code on the grounds that they do not have regular access to information or recommendations regarding the purchase or sale of Securities by Funds or Private Accounts and the risk of abuse is deemed minimal.

“Adviser” means Causeway Capital Management LLC.

“Advisers Act” means the Investment Advisers Act of 1940, as amended.

“Advisory Person” means

(1) any trustee, member of the board of managers of the Adviser’s parent holding company, or officer, general partner or employee of the Adviser, Causeway (Shanghai) Information Consulting Co., Ltd., or the Trust (or of any company in a Control relationship with any of such companies) who, in connection with his or her regular functions or duties, makes, participates in, or obtains or has access to information regarding the purchase or sale of Securities by, or the nonpublic portfolio holdings of, the Funds or Private Accounts, or has access to or whose functions relate to the making of any recommendations with respect to such purchases or sales, and

(2) any natural person in a Control relationship to the Trust or the Adviser who obtains information concerning recommendations made to the Funds or Private Accounts with respect to the purchase or sale of Securities by the Funds or Private Accounts.

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

“Beneficial Interest” means the opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to profit, or share in any profit derived from, a transaction in the subject Securities. A Covered Person is deemed to have a Beneficial Interest in Securities owned by members of his or her Immediate Family. Common examples of Beneficial Interest include joint accounts, spousal accounts, UTMA accounts, partnerships, trusts and controlling interests in corporations. Any uncertainty as to whether a Covered Person has a Beneficial Interest in a Security should be brought to the attention of the Compliance Officer. Such questions will be resolved in accordance with, and this definition shall be subject to, the definition of “beneficial owner” found in Rules 16a-1(a)(2) and (5) promulgated under the Securities Exchange Act of 1934.

“Code” means this Code of Ethics, as it may be amended from time to time.

i

“Compliance Officer” means the Chief Compliance Officer of the Adviser and the Trust and the persons designated in Appendix 2, as such Appendix shall be amended from time to time.

“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.

“Covered Person” means any Access Person, Investment Person, Independent Fund Trustee, member of the board of managers of the Adviser’s parent holding company, or member, officer or employee of the Adviser, Causeway (Shanghai) Information Consulting Co., Ltd., or the Adviser’s parent holding company (or of any company in a Control relationship with any of such companies).

“Equivalent Security” means any Security issued by the same entity as the issuer of a subject Security, including options, rights, stock appreciation rights, warrants, preferred stock, restricted stock, phantom stock, futures on single securities, bonds, and other obligations of that company or security otherwise convertible into that security. Options on securities and futures on single securities are included even if, technically, they are issued by the Options Clearing Corporation, a futures clearing authority, or a similar entity.

“ETF” means exchange-traded fund.

“Fund” means a portfolio of the Trust.

“Immediate Family” of a person means any of the following persons who reside in the same household as such person:

child	grandparent	son-in-law
stepchild	spouse	daughter-in-law
grandchild	sibling	brother-in-law
parent	mother-in-law	sister-in-law
stepparent	father-in-law

Immediate Family includes adoptive relationships and any other relationship (whether or not recognized by law) which the Compliance Officer determines could lead to the possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety which this Code is intended to prevent.

“Independent Fund Trustee” means a trustee of the Trust who is not an “interested person” as that term is defined in Section 2(a)(19) of the 1940 Act.

“Initial Coin Offering” or “ICO”, which may also be referred to as a “token” offering, is similar to an IPO and used to raise capital, often providing the buyer certain rights once issued.

“Initial Public Offering” or “IPO” is an offering of securities registered under the Securities Act of 1933 by an issuer who immediately before the registration of such securities was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

“Investment Personnel” and “Investment Person” mean (1) employees of the Adviser, Causeway (Shanghai) Information Consulting Co., Ltd., or the Trust (or of any company in a Control relationship with any of such companies) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of Securities, or (2) any natural person who Controls the Adviser or the Trust and who obtains information concerning recommendations made to the Funds or Private Accounts regarding the purchase and sale of Securities by the Funds or Private Accounts. References to Investment Personnel include without limitation Portfolio Managers.

ii

“Market Timing” means transactions deemed by the Compliance Officer to constitute the short-term buying and selling of shares of Funds or Private Accounts to exploit pricing inefficiencies.

“Portfolio Manager” means a person who has or shares principal day-to-day responsibility for managing the portfolio of a Fund or Private Account.

“Private Account” means the portion of a portfolio of a private client or mutual fund client for which the Adviser serves as investment adviser or subadviser.

“Private Placement” means a limited offering exempt from registration pursuant to Rules 504, 505 or 506 or under Section 4(2) or 4(6) of the Securities Act of 1933.

“Restricted List” means the list of companies maintained by the Compliance Officer about which the Adviser or its affiliates potentially possess material nonpublic information.

“SEC” means the Securities and Exchange Commission.

"Security" means a security as defined in Section 2(a)(36) of the 1940 Act or Section 202(a)(18) of the Advisers Act, including, but not limited to, stock, notes, bonds, debentures, and other evidences of indebtedness (including loan participations and assignments), limited partnership interests, investment contracts, and all derivative instruments of the foregoing, such as options and warrants. “Security” does not include futures and options on futures (except for single security futures and options on futures), but the purchase and sale of such instruments are nevertheless subject to the reporting requirements of the Code. “Security” also does not include currencies or cryptocurrencies, but the purchase and sale of ICOs and tokens are nevertheless subject to the reporting requirements of the Code.

“Securities Transaction” means a purchase or sale of Securities in which a person (or Immediate Family member of such person) has or acquires a Beneficial Interest.

“Trust” means Causeway Capital Management Trust, an investment company registered under the 1940 Act for which the Adviser serves as investment adviser.

iii

Appendix 2

CONTACT PERSONS

COMPLIANCE OFFICER

1.	Kurt J. Decko, Chief Compliance Officer/General Counsel

2.	Kevin Hu, Senior Compliance Officer

No Compliance Officer is permitted to preclear or review his/her own transactions or reports under this Code.

Appendix 3

CERTIFICATION OF COMPLIANCE WITH CODE OF ETHICS

I acknowledge that I have received the Code of Ethics dated December 30, 2022, and certify that:

1. I have read the Code of Ethics and any amendments and I understand that it applies to me and to all accounts in which I or a member of my Immediate Family has any Beneficial Interest.

2. In accordance with Section III.A of the Code of Ethics, I will report or have reported all Securities Transactions in which I have, or a member of my Immediate Family has, a Beneficial Interest, except for transactions exempt from reporting under Section III.C.

3. I have listed on Appendix 3-A of this form all accounts and securities in which I have, or any member of my Immediate Family has, any Beneficial Interest.

4. I will comply or have complied with the Code of Ethics in all other respects.

5. I agree to disgorge and forfeit any profits on prohibited transactions in accordance with the requirements of the Code of Ethics.

Access Person’s/Investment Person’s Signature

Print Name

Date:____________________

Appendix 3-A

PERSONAL SECURITIES HOLDINGS and ACCOUNTS DISCLOSURE FORM

(for use as an Initial or Annual Holdings and Accounts Report)

Pursuant to Section III.A.1 or III.A.3 of the Code of Ethics, please list all Securities accounts and, if not included in a listed Securities account, all Securities in which you (or your Immediate Family member) have a Beneficial Interest. You do not need to list those Securities that are exempt pursuant to Section III.C.

Is this an Initial or Annual Report?

Name of Access Person/Investment Person:

Name of Account Holder(s):

Relationship to Access Person/Investment Person:

SECURITIES ACCOUNTS:

□ N/A - Neither I nor an Immediate Family member has a Beneficial Interest in any Securities Account.

□ Listed below are my reportable securities accounts:

Account Number	Name of Broker/Dealer/Bank

(Attach separate sheets as necessary)

SECURITIES HOLDINGS:

□ N/A - All Securities are held in the Securities Accounts listed above.

□ The below Securities are held outside of the Securities Accounts listed above:

(Attach separate sheets as necessary)

I certify that this Report constitutes all the Securities accounts and Securities that must be reported pursuant to this Code.

____________________________________

Access Person/Investment Person Signature

Print Name	Date

Appendix 3-I

CERTIFICATION OF COMPLIANCE WITH CODE OF ETHICS

(Independent Fund Trustees

and

members of the board of managers of the Adviser’s parent holding company)

I acknowledge that I have received the Code of Ethics dated December 30, 2022, and certify that:

1. I have read the Code of Ethics and any amendments, and I understand that it applies to me and to all accounts in which I or a member of my Immediate Family has any Beneficial Interest.

2. I will report or have reported all Securities Transactions required to be reported under Section III.B of the Code in which I have, or a member of my Immediate Family has, a Beneficial Interest (Independent Fund Trustees only).

3. I will comply or have complied with applicable provisions of the Code of Ethics in all other respects.

Signature

Print Name

Date:__________________

Appendix 4

Form of Letter to Broker, Dealer or Bank

<Date>

<Broker Name and Address>

Subject:       Account # _________________

Dear ________________:

Causeway Capital Management LLC (“Adviser”), my employer, is a registered investment adviser. In connection with the Code of Ethics adopted by the Adviser, I am required to request that you send duplicate confirmations of individual transactions as well as duplicate periodic statements for the referenced account to my employer. Please note that the confirmations and/or periodic statements must disclose the following information:

1)	date of the transaction;

2)	the title of the security (including exchange ticker symbol or CUSIP number, interest rate and maturity date, as applicable);

3)	the number of shares and principal amount;

4)	the nature of the transaction (e.g., purchase or sale);

5)	the price of the security; and

6)	the name of the firm effecting the trade.

If you are unable to provide this information, please let me know immediately. Otherwise, please address the confirmations and statements directly to:

<address>

Your cooperation is most appreciated. If you have any questions regarding these requests, please contact me or the Adviser’s Chief Compliance Officer/General Counsel, Kurt J. Decko at (310) 231-6100.

Sincerely,

<Name of Access Person/Investment Person>

Appendix 5

REPORT OF SECURITY TRANSACTIONS
FOR QUARTER ENDED

Investment Persons and Access Persons: You do not need to report transactions in 1) direct obligations of the U.S. Government, 2) bankers’ acceptances, bank CDs, commercial paper, high quality short-term debt instruments, including repurchase agreements, 3) shares of an open-end investment company or collective investment trust(excluding Funds, mutual fund and collective investment trust clients for which the Adviser serves as investment adviser or subadviser and ETFs), 4) transactions for which you had no direct or indirect influence or control; and 5) transactions effected pursuant to an Automatic Investment Plan.

Independent Fund Trustees: If you are an Independent Fund Trustee, then you only need to report a transaction if you, at the time of that transaction, knew or, in the ordinary course of fulfilling your official duties as a Trustee to the Trust, should have known that, during the 15-calendar day period immediately before or after your transaction in a Security:

1)	a Fund purchased or sold such Security or

2)	a Fund or the Adviser considered purchasing or selling such Security.

Note that purchases or sales of a basket of securities by a Fund to invest cash or raise cash (e.g., program trades or cash equitization trades) do not trigger a reporting obligation.

Disclose all Securities Transactions for the period covered by this report:

Title of Security*	Number Shares	Date of Transaction	Price at Which Effected	Principal Amount	Bought or Sold	Name of Broker/Dealer/Bank

* Please disclose the interest rate or maturity date and exchange ticker symbol or CUSIP number, as applicable.

Did you establish any securities accounts during the period covered by this report? ___ Yes ___ No

If Yes, please complete the following:

Name of Broker	Date of Account Opening	Account Number

____ The above is a record of every Securities Transaction or account opened which I had, or in which I acquired, any direct or indirect Beneficial Interest during the period indicated above.

____ I certify that the Compliance Officer has received confirmations or account statements pertaining to all Securities Transactions executed that disclose the information required above, and has received notice of any accounts opened, during the period covered by this report.

____ I have nothing to report for the period covered by this report.

Date:	Signature:

Appendix 6

INITIAL PUBLIC OFFERING / PRIVATE PLACEMENT

CLEARANCE FORM

(for the use of the Compliance Officer only)

The Code for the Trust and the Adviser prohibits any acquisition of Securities in an Initial Public Offering (other than shares of open-end investment companies) and Private Placement by any Investment Person or Access Person unless permitted by the Compliance Officer. In these instances, a record of the rationale supporting the approval of such transactions must be completed and retained for a period of five years after the end of the fiscal year in which approval is granted. This form should be used for such recordkeeping purposes; the Compliance Officer’s signature on an appropriate preclearance form for such securities also shall suffice for record keeping purposes.

Name:

Date of Request

Name of IPO / Private Placement:

Date of Offering:

Number of Shares/Interests

Price:

Name of Broker/Dealer/Bank

___ I have cleared the IPO / Private Placement transaction described above.

Reasons supporting the decision to approve the above transaction:

Name of Compliance Officer

Signature of Compliance Officer

Date

CAUSEWAY CAPITAL MANAGEMENT LLC

INSIDER TRADING POLICY

All employees of Causeway Capital Management LLC and its affiliates, including Causeway (Shanghai) Information Consulting Co., Ltd., (collectively “Causeway”) are subject to this Insider Trading Policy (the “Policy”). The purpose of the Policy is to inform employees that trading on material nonpublic information is illegal and to establish safeguards to prevent the misuse of material nonpublic information by Causeway and its officers and employees.

Summary. This Insider Trading Policy prohibits Causeway employees from buying or selling any security (for the account of the employee, a client or any other person) while unlawfully in the possession of material nonpublic information about the issuer of the security. This Policy also prohibits Causeway employees from communicating to third parties any unlawful material nonpublic information about any security or issuer of securities. Additionally, no Causeway employee may use unlawful material nonpublic information about Causeway’s activities or the activities of any affiliate to benefit clients or the employee personally. Any violation of this Policy may result in sanctions, which could include termination of employment with Causeway.

Legal Overview. An investment adviser is required to establish, maintain and enforce written policies and procedures designed to prevent the misuse of material nonpublic information. Under the federal securities laws, the purchase or sale of any security on the basis of unlawfully obtained material nonpublic information about that security is a violation of law. A person may be liable for trading on the basis of material nonpublic information whether or not the person actually “used” the information for trading. It may be enough if the person making the trade was aware of the material nonpublic information when the person made the trade. In addition, the laws prohibit communicating unlawfully obtained material nonpublic information to others who might use it to trade securities. Whether information is material or non-public or whether it was unlawfully obtained will often be viewed with the benefit of hindsight. State securities laws also prohibit trading on unlawfully obtained material nonpublic information.

Sanctions for violations of these laws and regulations are severe. The employee involved and Causeway could be subject to monetary liability, including treble damages and disgorgement of profits, as well as fines up to three times the profit gained or loss avoided – regardless of whether the employee or Causeway profited – and jail sentences. In addition, Causeway may sanction an employee for violating this Policy. Sanctions may include dismissal. Accordingly, Causeway may monitor securities trades in employee accounts and from time to time may restrict trades in certain securities to prevent any potential misuse of material nonpublic information.

Use of Material Nonpublic Information Is Prohibited. No Causeway employee may use his or her position or knowledge of Causeway’s activities or the activities of any affiliate improperly on behalf of clients or to gain personal benefit. Portfolio managers, traders, research analysts and other employees often have advance knowledge of Causeway’s activities. Such persons may not trade in their own accounts or improperly in the accounts of clients on the basis of that knowledge.

June 30, 2022

In addition, unlawfully obtained material nonpublic information relating to any other issuer may not be acted upon by an employee for his or her own benefit or for the benefit of others, including Causeway’s funds and clients. Further, material nonpublic information about Causeway, its affiliates, or any other issuer may not be disclosed to anyone except as permitted.

What is nonpublic information? Information is nonpublic if it has not been disseminated in a manner making it available to investors generally. Without limiting the foregoing, for purposes of this Policy, nonpublic information regarding an issuer will be deemed to include actual advance knowledge of Causeway activities with respect to such issuer, such as a recommendation to add or delete a security from a Causeway fund or private account, or the present consideration of the purchase or sale of a security by a fund or private account.

Information received about a company under circumstances which indicate that it is not yet in general circulation and that such information may be attributable directly to the company (or its insiders) should generally be considered nonpublic information. Information received from an inside source or known to be from an inside source should not be treated simply as rumor, but must be treated as nonpublic information in accordance with this Policy. To establish that information has been broadly disseminated, objective facts should be available. For example, an announcement in Bloomberg, Reuters or another news or trade publication would generally show that the information is public.

What is material information? Information is considered material if “there is a substantial likelihood that a reasonable shareholder would consider it important” in making an investment decision. To fulfill the materiality requirement, there must be a substantial likelihood that a fact “would have been viewed by the reasonable investor as having significantly altered the ‘total mix’ of information made available.” (Regulation FD, II.B.1.b.2.) Information about the following topics is presumed to be “material”:

●	dividend increases or decreases

●	earnings estimates

●	changes in previously released estimates

●	changes in credit ratings

●	significant expansion or curtailment of operations or significant increases or decline of orders

●	significant new products or discoveries

●	extraordinary borrowings

●	major litigation

●	liquidity problems

June 30, 2022

●	extraordinary management developments

●	purchases or sales of substantial assets

●	mergers and acquisitions

The above list is not exhaustive; other information can be considered “material” depending on the facts and circumstances. In addition, “material” information may not relate specifically to a company’s business. For example, information about a forthcoming newspaper article – such as when the article will appear and whether it will contain a favorable or unfavorable report on a company – can be information that would affect the market price of a security. Similarly, depending on the circumstances, “material” information may not necessarily be known by the company. For example, information about upcoming government action – such as notice of a patent approval that has been granted but not yet disseminated, or advance notice of government charges against a company – can be information that would affect the market price of a security. Also, information received about a company may not be limited to statements and may include, for example, data such as alternative data.

What do you do if you believe you may have material nonpublic information? If an Employee has any question whether he or she possesses material nonpublic information, the employee should consult the Chief Compliance Officer/General Counsel or Causeway’s Legal department. If any Causeway employee receives any information which he or she believes may be material and nonpublic, the employee should promptly report it to the Chief Compliance Officer/General Counsel or Causeway’s Legal department. No Causeway employee who believes that he or she may possess material nonpublic information may trade in securities of the issuer involved (either for his/her own account or the account of a client), disclose such information or make any other use of such information without the permission of the Chief Compliance Officer/General Counsel or Causeway’s Legal department. All Causeway employees have an obligation to clients to avoid engaging in transactions on the basis of material nonpublic information in their possession, and are prohibited by this Policy from doing so.

The Chief Compliance Officer/General Counsel, or Causeway’s Legal department, in consultation with counsel as deemed appropriate, will review the facts and circumstances in light of applicable law to determine whether information is ultimately deemed material nonpublic information, and will communicate such review to the Causeway officer or employee. Pending the outcome of such review, the individual should treat uncertain information as material nonpublic information under this Policy.

June 30, 2022

To avoid dissemination, material nonpublic information should not be put in writing or emailed, whether for use within Causeway or outside of the firm, without the approval of the Chief Compliance Officer/General Counsel or Causeway’s Legal department. In addition, care should be taken to secure material nonpublic information. Files containing such information should be locked, computer files should be restricted, communications regarding material nonpublic information should be limited only to those individuals permitted by the Chief Compliance Officer/General Counsel or Causeway’s Legal department, with care taken to avoid permitted discussions in the presence of others, and information barrier procedures (Firewalls) may need to be established. The issuer that is the subject of the material nonpublic information may also be placed on Causeway’s Restricted List until such time as the information is no longer deemed to be material nonpublic information. For example, if the issuer publicly disseminates such information or circumstances change such that the information is no longer material, the issuer may be removed from the Restricted List.

June 30, 2022